Exhibit 5(b) and 8

May 26, 2009

FPL Group, Inc.
FPL Group Capital Inc
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

As counsel to FPL Group, Inc., a Florida corporation (“FPL Group”), and FPL Group Capital Inc, a Florida corporation (“FPL Group Capital”), in connection with the issuance and sale by FPL Group of its new securities (the “Securities”) consisting of an aggregate of 7,000,000 equity units of FPL Group (“Equity Units”), initially consisting of an aggregate of 7,000,000 of FPL Group’s corporate units (“Corporate Units”), with each Corporate Unit consisting of a contract to purchase shares (the “Purchase Contracts”) of FPL Group’s common stock, $.01 par value (“Common Stock”), and, initially, a 1/20 or 5% undivided beneficial ownership interest in $1,000 principal amount of FPL Group Capital’s Series C Debenture due June 1, 2014 (“Debentures”), which Debentures are absolutely, irrevocably and unconditionally guaranteed by FPL Group.

We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03, 333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08, as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”), which registration statement, as amended, was filed jointly by FPL Group, FPL Group Capital, Florida Power & Light Company, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the Base Prospectus dated May 3, 2007 forming a part of the Registration Statement, as supplemented by a prospectus supplement dated May 20, 2009 (“Prospectus Supplement”) relating to the Securities, both such Base Prospectus and Prospectus Supplement having been filed pursuant to Rule 424(b) under the Securities Act; (3) the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (the “Indenture”), from FPL Group Capital to The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the “Trustee”); (4) the Guarantee Agreement, dated as of June 1, 1999 (the “Guarantee Agreement”), from FPL Group to The Bank of New York Mellon (formerly known as The Bank of New York), as Guarantee Trustee, pursuant to which the Debentures are absolutely, irrevocably and unconditionally guaranteed (the “Guarantee”) by FPL Group; (5) the Purchase Contract Agreement, dated as of May 1, 2009 (the “Purchase Contract Agreement”), between FPL Group and The Bank of New York Mellon, as Purchase Contract Agent (the “Purchase Contract Agent”); (6) the Pledge Agreement, dated as of May 1, 2009 (the “Pledge Agreement”), among FPL Group, the Purchase Contract Agent and Deutsche Bank Trust Company Americas, as Collateral Agent, Custodial Agent and Securities Intermediary; (7) the corporate proceedings of FPL Group with respect to the Registration Statement, the Guarantee, the Guarantee Agreement, the Purchase Contract Agreement and the Pledge Agreement; (8) the corporate proceedings of FPL Group Capital with respect to the Registration Statement, the Indenture and the Debentures; and (9) such other corporate records, certificates and other documents (including a receipt executed on behalf of FPL Group acknowledging receipt of the purchase price for the Corporate Units net of underwriting discounts, and an executed receipt on behalf of FPL Group Capital acknowledging receipt of the purchase price for the Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

1.           The Debentures and the Guarantee, as it relates to the Debentures, are legally issued, valid, and binding obligations of FPL Group Capital and FPL Group, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

2.           The Equity Units (initially consisting of Corporate Units) are legally issued, valid, and binding obligations of FPL Group, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

3.           The Purchase Contracts are valid and binding obligations of FPL Group, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

4.           The Common Stock issuable pursuant to the Purchase Contracts, when issued and delivered by FPL Group against payment therefor in accordance with the provisions of the Purchase Contract Agreement, the Purchase Contracts and the Pledge Agreement, will be validly issued, fully paid and non-assessable.

5.           We are of the opinion that the statements contained in the Prospectus Supplement under the caption “Material Federal Income Tax Consequences,” to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, are an accurate summary of the matters referred to therein in all material respects.

In rendering the foregoing opinions, we have assumed that: (1) the certificates representing the Debentures conform to specimens examined by us and that the Debentures have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture; (2) the certificates representing the Equity Units conform to specimens examined by us and the Equity Units have been duly authenticated, in accordance with the Purchase Contract Agreement, by the Purchase Contract Agent; (3) the certificates representing the shares of Common Stock issuable pursuant to the Purchase Contracts will be in the form or in substantially the form currently used by the Company for shares of Common Stock issued in certificated form, and a direct registration or transaction advice will be in the form or in substantially the form used by the Registrar and Transfer Agent for shares of Common Stock issued without certificates; and (4) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by FPL Group on or about May 26, 2009, which will be incorporated by reference in the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of New York and Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of Florida law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Squire, Sanders & Dempsey L.L.P., West Palm Beach, Florida.  As to all matters of New York law, Squire, Sanders & Dempsey L.L.P. is authorized to rely upon this opinion as though it were rendered to it.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP
MORGAN, LEWIS & BOCKIUS LLP